Exhibit 99.1

For Immediate Release	Contact: Barbara Anderson Phone: 203-422-8100 Email: investorrelations@stwdreit.com
Starwood Property Trust Closes on $503M Diversified Loan Portfolio
Greenwich, CT (March 4, 2010) Starwood Property Trust (NYSE: STWD), a real estate investment trust focused primarily on originating, investing in, and financing commercial mortgage loans and other commercial real estate-related debt investments, today announced that on February 26, 2010 it completed the purchase of a portfolio of 20 performing commercial mortgage loans and B notes from Teachers Insurance and Annuity Association of America. The loans were acquired for approximately $512 million, including $2.5 million of accrued interest, and was funded by cash on hand.
The loans are secured by retail and office assets totaling 4.5 million square feet across 10 states which are approximately 96% occupied. The portfolio has a weighted average debt yield of 17.7% and a weighted average coupon of 7.75%. The debt service coverage ratio on the portfolio is approximately 1.8x.
The portfolio, excluding the $112 million of loans that have a maturity within the next 12 months, has a weighted average remaining term of 2 years. The loans that mature within the next 12 months are a near cash equivalent with an attractive yield and provide the Company with a near term option to originate new loans.
About Starwood Property Trust, Inc.
Starwood Property Trust, Inc. (NYSE: STWD) is a newly formed company that is focused primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.
Forward Looking Statements
Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, and other risks detailed from time to time in the Company’s reports filed with the SEC.